Exhibit 99.2

Transcript of Patrick Byrne Interview Aired on Fox Business on January 5, 2011

Chris: Patrick Byrne CEO and founder of Overstock.com. Patrick, welcome to the show.

Patrick: Chris, good to be on. Thank you.

Chris: First of all let’s start with financial regulation. Why has this been put on the back burner so much? Is it because really a lot of the shaper teeth were removed from this bill when it was first passed last summer?

Patrick: Definitely some of the sharper teeth. Also, you have got to understand that the current regulatory regime basically protects speculators at the expense of investors and main street Americans. And those speculators spent an awful lot of money going to D.C. to prevent real reform from being done. And so what we got was, it had some good elements, the Volcker rule was good, but basically it was all window dressing.

Chris: So, how does this 112 Congress really affect change in this particular area if indeed the Tea Partiers, the Republicans, if they wanted to take out, like you said, more of the pieces they feel are unwarranted, how do they do it?

Patrick: Well, I know what I would do. I’m a limited government guy, but libertarians aren’t anarchists. We believe there is a role for government preventing force and fraud. I actually would quadruple the budget of the SEC. Their budget is the same as the Denver police force is, way too small. On the other hand, the SEC should be unplugged and moved into the department of justice because the only thing that scares Wall Street are orange jumpsuits. They pay million dollar fines; they can steal that tomorrow morning. The only guys in the business issuing orange jumpsuits are the department of justice. The SEC should have a bigger budget and it should be part of the DOJ. There’s specific things that have to be done in term of the regulation that weren’t done. The Volcker rule separating, basically we have too much leverage in the system and we have too much slop in a settlement system, and I think those are the fundamental problems and everything has been window dressing on top of that. Nobody’s really wanted to go after that, because there is very powerful and rich guys who don’t want D.C. to go after that.

Chris: Well, do you like the separation of the traditional banking operations and the trading operations?

Patrick: Yeah, no question. You know, the heart of the financial system is supposed to be people taking your savings and loaning them to somebody, a capitalist, an entrepreneur, a homeowner. What we have developed a system where people take your savings and go off to the casino with it. If they lose the government backs it up. You’ve got to separate, if they want to go be a hedge fund, go start a hedge fund to start a hedge fund. It shouldn’t be a hedge fund with the name of a bank on the door.

Chris: Patrick, our own Charlie Gasparino reported to us earlier in the day that this whole Facebook and Goldman Sachs deal really has a 50/50 chance of not even happening at all and the SEC is stepping in here. What’s your take on it?

Patrick: I think that it’s actually pretty gutsy what Goldman did. You know, you can’t have more than 500 investors in a company without it being public and Goldman invested in Facebook and they raised a billion and a half from their investors and they put them together in one company and said, “Well, that counts as one.” Well that’s kind of dancing around the edges, that’s what the SEC is going after and I think that that’s a pretty,  I think that they are right to scrutinize this. Now, I’d have to know more facts to know what the right decision is. But, they’re right to be going after this. This was sort of a sleazy way to worm around the rules.

Chris: Alright Patrick, now we’ve heard it was a very good holiday season in retail particularly online. How did Overstock.com come out of it?

Patrick: Well, we’ve heard that the industry has been growing 12 or 13%. We actually got, we slowed down in the last 10 days. I think the bean counters are coming and telling me sort of 8% or so is what we grew.  But we did not get in to the, everybody in the last two weeks of December sites each other’s throats, all the retailers and we stepped back so our growth came down. I think it’s about 8% for the quarter but it’s more profitable growth for us so I feel very good about things.

Chris: What are you finding in terms of your customers? What are they doing? What are the trends here?

Patrick: The top 30%, the top higher income 30% of American’s, are coming back. They’ve got money again. They are spending like it is 2007. The other 70% are still living with tightened belts.

Chris: Very interesting. You have Dollar General today report earnings that weren’t that great, so maybe you are right about that. Maybe that top percentage of earners are going back to Overstock.com and Tiffany’s and Nordstrom’s and some of these other places and they are shoeing the dollar stores. I don’t know. We will see if that continues.  Patrick, thanks so much good to see you.

Patrick: Chris, good to see you, thanks.